Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (the "Agreement") is entered into as of the 10th day of August 2026, by and between Troy W. Ingianni, an individual with a residence address of [***] (the "Executive"), and TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, Connecticut 06518 (the "Company"). As used in this Agreement, the "Company" shall also include all subsidiaries of the Company, as the context requires.

INTRODUCTION

1.       The Company is in the business of developing, manufacturing and marketing market-specific solutions including printers, terminals, software and other products for transaction-based and other industries (the "Business").

2.       The Company desires that the Executive serve in the position of Chief Financial Officer with the Company and that the Company be able to rely upon his advice when requested as to the best interests of the Company, and its shareholders.

3.       The Board of Directors of the Company believes the Executive can best serve the Company without the distractions of personal uncertainties and risks that might be created in the event a change in control of the Company is proposed or his employment by the Company is terminated.

AGREEMENT

In consideration of the premises and mutual promises herein below set forth, the parties hereby agree as follows:

1.       Definitions. The following terms shall have the meanings indicated for the purposes of this Agreement:

(a) "Cause" shall mean: (i) the death or disability of the Executive (For purposes of this Agreement, "disability" shall mean the Executive's incapacity due to physical or mental illness which has caused the Executive to be absent from the full-time performance of his duties with the Company for a period of six (6) consecutive months.) (ii) any action or inaction by the Executive that constitutes larceny, fraud, gross negligence, a willful or negligent misrepresentation to the directors or officers of the Company, their successors or assigns, or a crime involving moral turpitude; or (iii) the refusal of the Executive to follow the reasonable and lawful instructions of the CEO or the Board of Directors of the Company with respect to the services to be rendered and the manner of rendering such services by Executive, provided such refusal is material and repetitive and is not justified or excused either by the terms of this Agreement or by actions taken by the Company in violation of this Agreement, and with respect to the first two refusals Executive has been given reasonable written notice and explanation thereof and reasonable opportunity to cure and no cure has been effected within a reasonable time after such notice.

(b)       "Change in Control" will be deemed to have occurred if: (1) the Company effectuates a Takeover Transaction; or (2) any election of directors of the Company (whether by the directors then in office or by the stockholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or (3) the Company effectuates a complete liquidation of the Company or a sale or disposition of all or substantially all of its assets. A "Change in Control" shall not be deemed to include, however, a merger or sale of stock, assets or business of the Company if the Executive immediately after such event owns, or in connection with such event immediately acquires (other than in the Executive's capacity as an equity holder of the Company or as a beneficiary of its employee stock ownership plan or profit sharing plan), any stock of the buyer or any affiliate thereof.

(c)       A "Takeover Transaction" shall mean (i) a merger or consolidation of the Company with, or an acquisition of the Company or all or substantially all of its assets by, any other corporation, other than a merger, consolidation or acquisition in which the individuals who were members of the Board of Directors of the Company immediately prior to such transaction continue to constitute a majority of the Board of Directors of the surviving corporation (or, in the case of an acquisition involving a holding company, constitute a majority of the Board of Directors of the holding company) for a period of not less than twelve (12) months following the closing of such transaction, or (ii) when any person or entity or group of persons or entities (other than any trustee or other fiduciary holding securities under an employee benefit plan of the Company) either related or acting in concert becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities of the Company representing more than fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company.

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(d)       "Terminating Event" shall mean: (i) termination by the Company of the employment of the Executive for any reason other than retirement or for Cause, occurring within twelve (12) months after a Change of Control; or (ii) resignation of the Executive from the employ of the Company, while the Executive is not receiving payments or benefits from the Company by reason of the Executive's disability, subsequent to any of the following events occurring within twelve (12) months after a Change of Control: (A) a significant reduction in the nature or scope of the Executive's responsibilities, authorities, powers, functions or duties from the responsibilities, authorities, powers, functions or duties exercised by the Executive immediately prior to the Change in Control; (B) a decrease in the salary payable by the Company to the Executive from the salary payable to the Executive immediately prior to the Change in Control except for across-the-board salary reductions similarly affecting all management personnel of the Company; or (C) the relocation of the Executive’s principal place of employment (without his consent) to a location more than 50 miles from its current location (unless such new location is closer to the Executive's then residence) provided, however, that a Terminating Event shall not be deemed to have occurred solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company, following a Change in Control; or (D) any other action or inaction that constitutes a material breach of the Agreement by the Company, including without limitation Section 11. It is further understood that a resignation shall qualify as a "terminating event" only if: (i) the Executive gives the Company notice, within ninety (90) days of its first existence or occurrence (without the consent of the Executive) of any or any combination of the events described in this Section 1(e)(ii); (ii) the Company fails to cure the eligibility condition(s) within thirty (30) days of receiving such notice; and (iii) the Executive separates from service not later than 30 days following the end of such thirty-day period.

(e) "Separation from Service" for purposes of the Agreement shall mean a "separation from service" (as defined at Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single "service recipient" with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations.

2.       Severance.

(a)       Without Cause. If the Company terminates the employment of the Executive without Cause, other than as a result of a Terminating Event, then commencing on the date of such termination and for a period of six (6) months thereafter, the Company shall provide Executive with a severance package which shall consist of the following payments: (i) one-half of the Executive's then current annual base salary payable in equal installments in connection with the Company’s regular payroll dates and procedures; (ii) one-half of the Executive's annual target bonus amount under the Company’s Executive Incentive Compensation Plan (“EIC”), pro-rated for the portion of the fiscal year occurring prior to termination, payable in equal installments in connection with the Company’s regular payroll dates and procedures; and (iii) subject to any employee contribution applicable to the Executive on the date of termination, contribution to the cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms.

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(b)       With a Terminating Event. If the Company terminates the employment of the Executive as a result of a Terminating Event, then commencing on the date of such termination and for a period equal to one (1) year thereafter, the Company shall provide Executive with a severance package which shall consist of the following payments: (i) the Executive's then current annual base salary payable in equal installments in connection with the Company’s regular payroll dates and procedures; (ii) the Executive's annual target bonus amount under the Company's Executive Incentive Compensation Plan payable in equal installments in connection with the Company’s regular payroll dates and procedures; and (iii) subject to any employee contribution applicable to the Executive on the date of termination, contribution to the cost of the Executive’s participation in the Company’s group medical and dental plans, provided that the Executive is entitled to continue such participation under applicable law and plan terms. In addition, if the Company terminates employment of the Executive as a result of a Terminating Event, then the Company shall cause the immediate vesting of all awards granted by the Company to the Executive under the Company's stock plans. At any time when the Company is obligated to make installment payments under Section 2(b), the Company shall, ten (10) days after receipt of a written request from the Executive, pay the Executive an amount equal to the balance of the amounts payable under Section 2(b)(i)-(ii), provided that the obligation of the Company to continue to contribute to medical and dental benefits pursuant to Section 2(b)(iii) or to make installment payments under 2(b)(i)-(ii) shall cease upon the payment of such amount; provided, that this sentence shall not apply to any portion of the amounts payable under Section 2(b)(i)-(ii) that constitutes or includes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").

(c)       General Release. As a condition precedent to receiving any severance payment, the Executive shall execute a general release of any and all claims which Executive or his heirs, executors, agents or assigns might have against the Company, its subsidiaries, affiliates, successors, assigns and their past, present and future employees, officers, directors, agents and attorneys. Any such release must be executed in a form prescribed by or acceptable to the Company and delivered to the Company not later than sixty (60) days following the Executive's separation from service. If the Executive's properly executed release is timely delivered to the Company and the Executive does not revoke the release within seven (7) days thereafter or within such shorter period as the Company may prescribe, the severance benefits payable hereunder shall commence upon the expiration of such seven-day or shorter period; provided, that the first such payment shall include any amounts that would have been paid earlier but for the provisions of this subsection (c).

(d)       Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

(e)       Effect of Breach. In the event that the Executive breaches Section 3 of this Agreement, he shall forfeit any right to severance payments or benefits contribution hereunder and shall be required to return any severance payments or benefits contributions provided prior to such breach within ten (10) days after a written demand by the Company.

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3.       Non-Competition. During Executive's employment with the Company and (a) in the case of termination other than as a result of a Terminating Event, for six (6) months following the termination of Executive's employment with the Company or (b) in the case of termination as a result of a Terminating Event, for one (1) year following the termination of Executive's employment with the Company, Executive will not directly or indirectly whether as a partner, consultant, agent, employee, co-venturer, greater than two percent owner or otherwise or through any other person (as hereafter defined): (a) be engaged in any business or activity which is competitive with the business of the Company in any part of the world in which the Company is at the time of the Executive's termination engaged in selling their products directly or indirectly; or (b) attempt to recruit any employee of the Company, assist in their hiring by any other person, or encourage any employee to terminate his or her employment with the Company; or (c) encourage any customer of the Company to conduct with any other Person any business or activity which such customer conducts or could conduct with the Company. For purpose of this Section 3, the term "Company" shall include any person controlling, under common control with or controlled by, the Company.

For purposes of this Agreement, the term "Person" shall mean an individual or corporation, association or partnership in estate or trust or any other entity or organization.

The Executive recognizes and agrees that because a violation by him of this Section 3 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

Executive expressly agrees that the character, duration and scope of this covenant not to compete are reasonable in light of the circumstances as they exist at the date upon which this Agreement has been executed. However, should a determination nonetheless be made by a court of competent jurisdiction at a later date that the character, duration or geographical scope of this covenant not to compete is unreasonable in light of the circumstances as they then exist, then it is the intention of both Executive and the Company that this covenant not to compete shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Executive which are reasonable in light of the circumstances as they then exist and necessary to provide the Company the intended benefit of this covenant to compete.

4.       Confidentiality Covenants. Executive understands that the Company may impart to his confidential business information including, without limitation, designs, financial information, personnel information, strategic plans, product development information and the like (collectively "Confidential Information"). Executive hereby acknowledges Company's exclusive ownership of such Confidential Information.

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Executive agrees as follows: (1) only to use Confidential Information to provide services to the Company; (2) only to communicate the Confidential Information to fellow employees, agents and representatives of the Company on a need-to-know basis; and (3) not to otherwise disclose or use any Confidential Information. Upon demand by the Company or upon termination of Executive's employment, Executive will deliver to the Company all property of the Company including, but not limited to, all manuals, documents, photographs, recordings, and any other instrument or device by which, through which, or on which Confidential Information has been recorded and/or preserved, which are in Executive's possession, custody or control. Executive acknowledges that for purposes of this Section 4 the term "Company" means any person or entity now or hereafter during the term of this Agreement which controls, is under common control with, or is controlled by, the Company.

The Executive recognizes and agrees that because a violation by him of this Section 4 will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate, the Company shall have the right to injunctive relief to prevent or restrain any such violation, without the necessity of posting a bond.

5.       Governing Law/Jurisdiction. This Agreement shall be governed by and interpreted and governed in accordance with the laws of the State of Connecticut. The parties agree that this Agreement was made and entered into in Connecticut and each party hereby consents to the jurisdiction of a competent court in Connecticut to hear any dispute arising out of this Agreement.

6.       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supercedes any and all previous agreements, written and oral, regarding the subject matter hereof between the parties hereto. This Agreement shall not be changed, altered, modified or amended, except by a written agreement signed by both parties hereto.

7.       Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, sent by generally recognized overnight courier service, telex or telecopy, or certified mail, return receipt requested.

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(a)       To the Company at:

One Hamden Center

2319 Whitney Avenue, Suite 3B

Hamden, CT 06518

Attn: CEO

(b)       To the Executive at:

[***]

Any such notice or other communication will be considered to have been given (i) on the date of delivery in person, (ii) on the third day after mailing by certified mail, provided that receipt of delivery is confirmed in writing, (iii) on the first business day following delivery to a commercial overnight courier or (iv) on the date of facsimile transmission (telecopy) provided that the giver of the notice obtains telephone confirmation of receipt.

Either party may, by notice given to the other party in accordance with this section, designate another address or person for receipt of notices hereunder.

8.       Severability. If any term or provision of this Agreement, or the application thereof to any person or under any circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such terms to the persons or under circumstances other than those as to which it is invalid or unenforceable, shall be considered severable and shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The invalid or unenforceable provisions shall, to the extent permitted by law, be deemed amended and given such interpretation as to achieve the economic intent of this Agreement.

9.       Waiver. The failure of any party to insist in any one instance or more upon strict performance of any of the terms and conditions hereof, or to exercise any right or privilege herein conferred, shall not be construed as a waiver of such terms, conditions, rights or privileges, but same shall continue to remain in full force and effect. Any waiver by any party of any violation of, breach of or default under any provision of this Agreement by the other party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

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10.       Successors and Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

11.       Executive Incentive Compensation Plan. During the twelve (12) month period subsequent to any Change in Control, neither the Company, nor, if applicable, any successor to the Company, will eliminate the Executive's participation in the Company's Executive Incentive Compensation Plan or reduce the Executive's target bonus amount under that plan.

12.       Section 409A.

(a)       In General. To the extent any portion of the payments to be made under the Agreement constitute deferred compensation subject to Section 409A of the Code, such payments shall be made in accordance with the payment schedule provided in Section 2 of the Agreement, but not earlier than the 67th day following the date of the Involuntary Termination.

(b)       Specified Employee. Notwithstanding any other provision of the Agreement, if, at the time of separation from service, the Executive is a specified employee as hereinafter defined, any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six (6) months following such separation from service, shall instead be paid on the date that follows the date of such separation from service by six (6) months and one (1) day, without interest. For purposes of the preceding sentence, the term "specified employee" means an individual who is determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code. The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining "specified employee" status. Any such written election shall be deemed part of the Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TRANSACT TECHNOLOGIES INCORPORATED

By:	/s/ John Dillon
Name: John Dillon
Title: Chief Executive Officer

EXECUTIVE:

By:	/s/ Troy W. Ingianni
Name: Troy W. Ingianni
Title: Chief Financial Officer

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